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Office Address             Mail Address                Telephone +45 38 18 30 00
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Copenhagen                 DK-2000 Frederiksberg       www.kpmg.dk
Denmark                    Denmark

                                               Our ref.: Letter to Bertel Jensen

EuroTrust A/S
Bertel Jensen
CFO
Poppelgaardvej 11-13
2860 Soborg

27 June 2003

Dear Mr. Jensen

We have completed our audit of the Danish GAAP consolidated statutory financial statements of EuroTrust A/S for the year ended December 31, 2002 however, KPMG has not yet completed the audit and review of the financial statements to be included in Form 20-F. We will make every effort to complete this work on or before July 15, 2003.

We hereby consent to the filing of this letter as an exhibit to Form 12b-25.

Yours faithfully
KPMG C. Jespersen


/s/ Carsten Norringgaard

Carsten Norringgaard
Partner